Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Employment Agreement”), effective as the Effective Date (as defined in Section 1.1 hereof) by and between Iroko Pharmaceuticals Inc., a company incorporated in the British Virgin Islands with company number 1732699 (“Employer”), and Osagie Imasogie (“Executive”).

WHEREAS, Executive desires to provide services to Employer and Employer desires to retain the services of Executive;

WHEREAS, Employer and Executive desire to formalize the terms and conditions of Executive’s employment with Employer.

NOW, THEREFORE, Employer and Executive hereby agree as follows:

1. Employment.

1.1 General. Effective as of the closing date of an initial public offering of the Employer’s ordinary shares pursuant to the United States Securities Act of 1933, as amended (the “Effective Date”), Employer hereby employs Executive in the capacity of Executive Chairman of the Board of Directors of Employer. Executive hereby accepts such employment upon the terms and subject to the conditions herein contained.

1.1.1 Authority and Duties. Commencing on the Effective Date, Executive shall serve as Chairman of the Board in accordance with Employer’s Memorandum and Articles of Association, as they may be amended from time to time (the “Memorandum and Articles”). In addition, however, Executive will also provide services beyond those set forth in the Memorandum and Articles that describe the duties of the Chairman of the Board. For example, Executive will be in charge of communicating the vision of Employer in the countries within which Employer operates; attend and participate in meetings with senior management, other employees and third parties to review the operations and potential operations of Employer; assist senior management in developing operational and research strategies and plans for Employer and provide advice about implementing such strategies and plans; assist and advise in hiring and retaining senior personnel of Employer; and such other and further activities as may be reasonably required by Employer from time to time, consistent with the foregoing sentences. Executive’s activities may take place in the facilities of Employer or elsewhere, as required and reasonable. Executive agrees to perform such additional duties and responsibilities commensurate with the position of Chairman of the Board as may reasonably be determined by the Board of Directors of Employer (the “Board”), as stipulated above.

1.1.2 Reporting. During Executive’s employment with Employer, Executive will report directly to, and take direction from the Board.

1.2 Full-Time Position. Executive, during his employment with Employer, will devote such time as is necessary to fulfill Executive’s duties and responsibilities. During the Employment Term (as defined below), Executive shall not accept another executive employment position. However, Executive’s employment with Employer shall not preclude him from (i) serving on civic, professional, educational or charitable boards or committees; (ii) retaining and continuing to function in any current positions as a member of the board of any entities or as a member or partner of Phoenix IP Ventures LLC or its affiliated entities; (iii) managing personal investments; or (iv) undertaking any other activities that are approved in advance by the Board; provided, however, that Executive may not engage in any of the activities described in this sentence to the extent such activities adversely affect the performance of Executive’s duties and responsibilities to the Employer.

1.3 Proprietary Information and Inventions. Executive has signed an Employee Proprietary Information Agreement (“Confidentiality Agreement”) as attached to this Agreement.

2. Compensation and Benefits. All compensation shall be subject to withholding of taxes and deductions of other amounts as may be required by law.

2.1 Salary. Employer will pay to Executive an annual base salary of $1,000,000 payable in accordance with the regular payroll practices of Employer. The annual base salary may be increased (but not decreased) during the term of this Agreement by the Board in its sole discretion. Compensation to be received by Executive pursuant to this Employment Agreement is separate from, and does not impact, any compensation, including management fees, to be paid to Phoenix IP Ventures LLC or its affiliates pursuant to an agreement between Employer or other entity controlling, or controlled by, Employer, and Phoenix IP Ventures LLC or its affiliated entities.

2.2 Executive Benefits. In addition to the salary set forth in Section 2.1, Executive shall also be entitled to the following benefits during Executive’s employment hereunder:

2.2.1 Expenses. Employer will promptly reimburse Executive for reasonable expenses he incurs in connection with the performance of his duties (including business travel and entertainment expenses); provided, however, that Executive has provided Employer with documentation of such expenses in accordance with the Employer’s expense reimbursement policies and applicable tax requirements.

2.2.2 Employer Plans. Executive will be entitled to participate in the employee benefit plans and programs generally provided to executive officers of Employer by Employer from time to time, including, but not limited to, participation in any 401(k), life insurance, health and accident, medical and dental, disability and retirement plans and programs, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. Employer retains the unilateral right to amend, modify or terminate any of its employee benefit plans and programs at any time.

2.2.3 Insurance. Executive shall be covered by Employer’s directors and officers insurance policy at all times during the Employment Term to the extent generally provided to Employer’s directors and officers.

2.2.4 Coverage. Nothing in this Employment Agreement shall prevent Executive from participating in any other compensation plan or benefit plan made available to him by Employer.

2.3 Employment Term. Executive’s employment by Employer pursuant to this Employment Agreement shall commence as of the Effective Date and, except as provided in Section 3.1 hereof, will continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”). Thereafter, this Employment Agreement shall be automatically renewed for successive one-year periods (the Initial Term, together with any subsequent employment period being referred to herein as the “Employment Term”); provided, however, that either party may elect to not renew this Employment Agreement by written notice to such effect delivered to the other party at least sixty (60) days prior to expiration of the Initial Term or the Employment Term.

3. Termination of Employment.

3.1 Events of Termination.

3.1.1 Death. In the event of Executive’s death, Executive’s employment will terminate on the date of death.

3.1.2 Disability. In the event of Executive’s Disability (as hereinafter defined), Employer will have the option to terminate Executive’s employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Employment Agreement, “Disability” means the inability of Executive to substantially perform his duties hereunder for an aggregate of ninety (90) days during any consecutive three hundred sixty-five (365) day period as a result of a physical or mental illness, as determined in good faith by the Board upon the advice of an independent physician experienced in treating the condition(s) allegedly giving rise to the disability.

3.1.3 Termination by Employer for Cause. Employer may, at its option, terminate Executive’s employment for “Cause” by unilateral action of the Board upon giving a notice of termination to Executive. “Cause” shall mean (i) Executive’s conviction of, or guilty or no contest plea to, a felony or to any lesser crime or offense involving the property of Employer; (ii) any act(s) or omission(s) by Executive which constitutes gross negligence or a breach of Executive’s duty of loyalty to Employer or its affiliates; (iii) a willful and material breach of any material policy of Employer that is applicable to all officers of Employer; (iv) any act that intentionally causes material economic harm or reputational damage to Employer; (v) if Executive is regularly under the influence of alcohol or illegal substances while performing services for Employer; or (vi) a material violation or breach by Executive of this Employment Agreement which has not been cured within thirty (30) days after notice of such breach has been given by Employer to Executive (other than a breach resulting from a Disability as defined in Section 3.1.2 hereof); provided that, if in the reasonable opinion of the Board the nature of such breach or violation is such that it cannot be so cured, then such termination shall be effective upon notice thereof.

3.1.4 Without Cause By Employer. Employer may, at its option, terminate Executive’s employment for any reason whatsoever (other than for the other reasons set forth above in this Section 3.1) by giving a notice of termination to Executive, and Executive’s employment shall terminate on the later of the date the notice of termination is given or the date set forth in such notice of termination.

3.1.5 For Good Reason by Executive. Executive may, at his option, terminate Executive’s employment for “Good Reason” by giving a notice of termination to Employer within 90 days after the initial existence of the condition in the event that there is: (i) a failure of Employer (or successor employer) to pay Executive’s salary or additional compensation or benefits hereunder in accordance with this Employment Agreement which has not been cured within 30 days after notice of such failure has been given by Executive to Employer; (ii) a material diminution in Executive’s authority, duties or responsibilities without Executive’s prior written consent; or (iii) any other material violation or material breach by Employer of this Employment Agreement which, if curable, has not been cured within 30 days after notice of such breach has been given by Executive to Employer.

3.1.6 Without Good Reason By Executive. Executive may, at any time, terminate Executive’s employment for any reason whatsoever by giving a notice of termination to Employer. Executive’s employment shall terminate on the earlier of (i) the date, following the date of the notice of termination, upon which a suitable replacement for Executive is found by the Employer or upon which Employer makes a determination, in its sole discretion, that Executive’s duties shall be undertaken by other employees of Employer, or (ii) ninety (90) days after the date of receipt by Employer of the notice of termination, but in any event, not beyond the Employment Term.

3.1.7 Termination Upon Non-Renewal. Either party may terminate this Employment Agreement and Executive’s employment hereunder by providing the other party notice in accordance with Section 2.3 above, in which case this Employment Agreement and Executive’s employment hereunder shall terminate on the last date of Employment Term.

3.2 Certain Obligations of Employer Following Termination of Executive’s Employment. Following the termination of Executive’s employment under the circumstances described below, Employer will pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits (provided that the continuing payments of Executive’s then-current salary, as described below, shall occur no less frequently than monthly):

3.2.1 Termination by Employer Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated by Employer pursuant to Section 3.1.4 hereof or by Executive pursuant to Section 3.1.5 hereof, Executive shall be entitled to the following:

(i) the Base Salary through the date of termination to be paid in accordance with Employer’s normal payroll practices;

(ii) Employee shall pay to Executive any bonuses or portion thereof for any preceeding year or for the current year that has been declared and awarded by Employer but has not been received prior to date of termination;

(iii) continuing payments at a rate equal to 100% of Executive’s Base Salary, as then in effect (less applicable withholding taxes), until the expiration of the Employment Term, to be paid periodically in accordance with Employer’s normal payroll practices;

(iv) to arrange to pay directly an amount equal to Employer’s portion of the premiums relating to coverage for Executive and his covered dependents for group medical and dental insurance coverage at the time of the termination of Executive’s employment in order to provide Executive with continuing coverage under COBRA during the remainder of the Employment Term, it being understood that the period of such continued coverage at Employer’s expense shall reduce, month-for-month, the 18-month period of coverage otherwise required to be offered under COBRA;

(v) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 2.2.1 above, but for which he has not yet been reimbursed; provided, however, in no event shall reimbursement of an eligible expense hereunder be made later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred and the right to reimbursement hereunder may not be exchanged for any other benefit; and

(vi) to the extent permitted by applicable law, Employer shall pay to Executive all other vested benefits generally available under the employee benefit plans, and the policies and practices of Employer, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued during the Employment Term.

3.2.2 Termination by Executive Without Good Reason, by Employer for Cause or Termination Upon Non-Renewal. In the event Executive’s employment is terminated by Executive pursuant to Section 3.1.6, by Employer pursuant to Section 3.1.3 hereof or by either Executive or Employer pursuant to Section 3.1.7 hereof,

Executive shall be entitled to no further compensation or other benefits under this Employment Agreement except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such termination.

3.3 Nature of Payments. All amounts to be paid by Employer to Executive pursuant to this Section 3 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof.

3.4 Duties Upon Termination. Upon termination of Executive’s employment with Employer pursuant to Sections 3.1.1 through 3.1.6 hereof, inclusive, or upon expiration of the Employment Term, Executive will be released from any duties and obligations hereunder and, in the event of termination of Executive’s employment pursuant to Sections 3.1.1 through 3.1.7 hereof, the obligations of Employer to Executive will be as set forth in Section 3.2 hereof. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A.

3.5 Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. References in this Agreement to termination of Executive’s employment shall mean termination of Executive’s employment with Employer and all entities required to be aggregated with Employer and treated as one employer under Section 414(b) or (c) of the Code under circumstances that give rise to a “separation from service” within the meaning given to that term under Section 409A.

3.6 Conditions Precedent. Any severance payments (other than payment of Base Salary pursuant to Section 7), vesting and/or benefits contemplated by Section 3.2.1 above are conditional on Executive signing and not revoking a separation agreement and release of claims providing for a release of all claims relating to Executive’s employment and/or this Agreement against Employer or its successor, its subsidiaries and parent company and their respective directors, officers and stockholders, excluding claims for payments and/or benefits Employer is required to pay to Executive that have not been made or delivered in accordance with terms of a written agreement between the Employer and Executive or as required by law, in a form satisfactory to the Employer, its parent company or its successor (the “Release”); provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 3 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Payments (as defined in Section 3.5) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 3.5. Except as required by Section 3.5, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective.

4. Miscellaneous Provisions.

4.1 Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

4.2 Execution in Counterparts. This Employment Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Employment Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

4.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail, postage prepaid, return receipt requested, or private courier service or via facsimile (with written confirmation of receipt) as follows:

If to Employer, to:

Iroko Pharmaceuticals Inc.

c/o Iroko Pharmaceuticals, LLC

One Kew Place

150 Rouse Boulevard

Philadelphia, PA 19112

Facsimile: 267-546-3004

Attention: Board of Directors

Copy to:

Andrews Kurth LLP

111 Congress, Suite 1700

Austin, TX 78701

Facsimile: 512-320-9292

Attention: Carmelo Gordian

If to Executive, to:

Osagie Imasogie

c/o Phoenix IP Ventures

One Kew Place

150 Rouse Boulevard

Philadelphia, PA 19112

Facsimile: 267-765-3221

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

4.4 Amendment. No provision of this Employment Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by Employer and Executive.

4.5 Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Employment Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

4.6 Applicable Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be wholly performed therein without regard to its conflicts or choice of law provisions.

4.7 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Employment Agreement.

4.8 Binding Effect; Successors and Assigns. Executive may not delegate his duties or assign his rights hereunder. This Employment Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, and successors. Employer may assign this Employment Agreement to any entity purchasing all or substantially all of the assets of Employer.

4.9 Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Employment Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Employment Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Employment Agreement. No waiver of any breach of any of the provisions of this Employment Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

4.10 Continuing Effect. Where the context of this Employment Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Employment Agreement.

4.11 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Employment Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Employment Agreement may be delivered by one or more parties to this Employment Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Employment Agreement, all parties to this Employment Agreement agree to execute an original of this Employment Agreement as well as any facsimile, telecopy or other reproduction of this Employment Agreement.

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IN WITNESS WHEREOF, this Employment Agreement has been executed and delivered by the parties hereto as of the Effective Date.

IROKO PHARMACEUTICALS INC.

By:	/s/ Fred Krieger
Name:	Fred Krieger
Title:	Chief Financial Officer

EXECUTIVE:

OSAGIE IMASOGIE

/s/ Osagie Imasogie

[Signature Page to Employment Agreement]